Exhibit 99.1

February 2, 2018 07:00 ET

PetroShare Corp. Announces Completion of Financing

ENGLEWOOD, CO—(Marketwired — February 2, 2018) - PetroShare Corp. (OTCQB: PRHR), (“PetroShare” or the “Company”), a Colorado-based oil and gas exploration and production company with operations in the Wattenberg Field of the Denver-Julesburg Basin, announced the closing of $20 million in financing in the second tranche of Senior Secured Convertible Debt financing that was previously disclosed on January 3, 2018.  The total amount of the facility is $25 million provided by Providence Wattenberg, LP, an affiliate or related party of one of the Company’s existing working interest partners, and 5NR Wattenberg, LLC (collectively, the “Lenders”).

Senior Secured Convertible Debt Facility Highlights

•                  The $25 million is due on February 1, 2020, and is convertible into PetroShare’s common stock, at the option of the Lenders, at an average price of approximately $1.45 per share if the Lenders elect to convert the entire principal amount of the loan

•                  The loan bears interest at the greater of three-month LIBOR or 1%, plus 14%

•                  The Company issued to Lenders 1.5 million warrants to purchase common stock of the Company at $0.01 per share exercisable for a period of 24 months from the Closing Date

•                  The Lenders have been granted the right, but not the obligation, to subscribe for up to 50% of all future securities offerings of PetroShare until December 31, 2018 and 25% of any such offering thereafter

•                  The Lenders have been granted a one-time option, for a 12-month period beginning after expiration of the 24-month original loan term, to purchase up to $25 million of common stock of PetroShare at a 10% discount to the then 30-day VWAP prior to exercise, subject to a minimum of $1.85 per common share

•                  The Company agreed to other covenants while the loan is outstanding, including the appointment of up to three additional members of the Company’s Board of Directors designated by Lenders, not to incur any additional debt, limitations on the right to sell equity except in certain registered public offerings, financial covenants related to debt to EBITDA and asset to debt ratios and not to engage in certain material transactions without the Lender’s consent.

Use of Proceeds

After fees and expenses, net proceeds amounted to approximately $23.65 million, of which approximately $7.5 million was used to retire the majority of the Company’s senior debt and associated accrued interest and $5 million was used for other liabilities.  The remaining proceeds will primarily be applied to both non-operated and operated activities within the Company’s Todd Creek Farms area and for working capital purposes.  With these funds now in hand, the Company is finalizing the completion plans and timetable for wells on its operated Shook pad that have been drilled, cased and cemented.

About PetroShare Corp.

PetroShare Corp. is an independent oil and natural gas exploration and development company that targets capital deployment opportunities in established unconventional resource plays. Its current focus is in the Niobrara/Codell formations and adjacent oil and gas producing zones in the Rocky Mountain region with specific targets in the Wattenberg field within the DJ Basin of northeast Colorado. For more information, visit www.PetroShareCorp.com

Caution Concerning Forward-Looking Statements

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as of the date of this release, PetroShare’s estimates, forecasts, projections, expectations or beliefs as to certain future events and results. These forward-looking statements include, among others, statements regarding future drilling and completion targets, the benefits that PetroShare expects from transactions and other plans and objectives of management for future operations. Forward-looking statements and information are necessarily based on a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information.

Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, receipt of working capital, closing of certain transactions, actions of third parties over which we have no control, the level of success in exploration, development and production activities, possible defects in title to properties, fluctuations in the market price of crude oil and natural gas, industry risks, possible federal and/or state initiatives related to regulation of hydraulic fracturing, risks related to permitting and the projected timeframes to receive the necessary permits, environmental risks and hazards, uncertainty as to calculation of crude oil and natural gas resources and reserves and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. PetroShare undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

CONTACT INFORMATION

Investor Relations Contacts

Jon B. Kruljac
303-520-7479
Email: jkruljac@petrosharecorp.com